                          ATHENA MEDICAL CORPORATION
                           STOCK PURCHASE AGREEMENT





                                  Dated as of

                               December 6, 1996

                                   CONTENTS

Section 1.     Purchase and Sale of Stock.................................    1
        1.1    Sale and Issuance of Stock.................................    1
        1.2    Closing....................................................    1

Section 2.     Representations and Warranties of the Company..............    2
        2.1    Organization, Good Standing and Qualification..............    2
        2.2    Capitalization.............................................    2
        2.3    Subsidiaries...............................................    2
        2.4    Authorization..............................................    2
        2.5    Valid Issuance of Securities...............................    3
        2.6    Governmental Consents......................................    3
        2.7    Litigation.................................................    3
        2.8    Permits....................................................    3
        2.9    Compliance With Other Instruments..........................    4
        2.10   Offering...................................................    4
        2.11   Disclosure.................................................    4
        2.12   Title to Property and Assets...............................    4
        2.13   Employee Benefit Plans.....................................    5
        2.14   Taxes......................................................    5
        2.15   Labor Agreements and Actions...............................    5
        2.16   Insurance..................................................    5
        2.17   Environmental, Health and Safety...........................    5

        2.18   Financial Statements.......................................    6
        2.19   Changes....................................................    7
        2.20   Filings with the Securities and Exchange Commission
               and Compliance with Securities Laws........................    7

Section 3.     Representations and Warranties of the Investors and
               William Gerry..............................................    7
        3.1    Enforceability.............................................    7
        3.2    Purchase Entirely for Own Account..........................    7
        3.3    Disclosure of Information; Due Diligence...................    8
        3.4    Investment Experience; Accredited Investor Status..........    8
        3.5    Restricted Securities......................................    8
        3.6    Legend.....................................................    9
        3.7    Residency..................................................    9
        3.8    Payment of Commission......................................    9
        3.9    Purchaser Representative...................................    9

Section 4.     Conditions of Investors' Obligations at the Closing........    9
        4.1    Representations and Warranties.............................   10
        4.2    Performance................................................   10
        4.3    Corporate Documents........................................   10
        4.4    Delivery of Shares.........................................   10
        4.5    Consents, Permits and Waivers..............................   10
        4.6    Qualifications.............................................   10
        4.7    Opinion of Company Counsel.................................   10
        4.8    Material Adverse Occurrence................................   11

        4.9    Compliance Certificate....................................    11

Section 5.     Conditions of the Company's Obligations to the Investors
               at the Closing............................................    11
        5.1    Representations and Warranties............................    11
        5.2    Payment of Purchase Price.................................    11
        5.3    Securities Laws Qualification.............................    11
        5.4    Performance...............................................    11

Section 6.     Registration Rights.......................................    11
        6.1    Definitions...............................................    12
        6.2    Request for Registration..................................    12
        6.3    Obligations of the Company................................    14
        6.4    Furnish Information.......................................    16
        6.5    Expenses of Registration..................................    16
        6.6    Indemnification...........................................    16
        6.7    Reports Under Securities Exchange Act of 1934.............    18

Section 7.     Covenants of the Company and the Investors................    19
        7.1    Insurance.................................................    19
        7.2    Price Protection..........................................    19
        7.3    Use of Proceeds...........................................    21
        7.4    No Trading in the Company's Stock.........................    21

Section 8.     Miscellaneous.............................................    21
        8.1    Survival of Warranties....................................    21
        8.2    Successors and Assigns....................................    21
        8.3    Governing Law.............................................    21

        8.4    Counterparts..............................................    21
        8.5    Titles and Subtitles......................................    22
        8.6    Notices...................................................    22
        8.7    Expenses; Attorneys' Fees.................................    22
        8.8    Amendments and Waivers....................................    23
        8.9    Severability..............................................    23
        8.10   Entire Agreement..........................................    24

        Common Stock.....................................................     1
        Certain Antidilution Rights......................................     1
        Change in Control................................................     1

SCHEDULE 1.1   Securities Purchased
SCHEDULE 2A    Supplemental Disclosure Schedule
SCHEDULE 2B    Schedule of Exceptions
SCHEDULE 2.1   Description of Securities
SCHEDULE 4.7   Form of Legal Opinion

                           STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of December 6, 1996, by and among ATHENA MEDICAL CORPORATION, a Nevada corporation (the "Company"), and the several investors named on the signature page hereto (each an "Investor" and, collectively, the "Investors").

     WHEREAS, the Investors desire in the aggregate to purchase, and the Company desires to sell and issue to the Investors, 225,000 shares (the "Shares") of the Company's common stock, $0.01 par value per share (the "Common Stock").

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.     Purchase and Sale of Stock

     1.1    Sale and Issuance of Stock

     Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to each Investor, and each Investor, severally and not jointly, agrees to purchase from the Company, the number of Shares set forth opposite the name of such Investor under the heading "Number of Shares to be Purchased" on Schedule 1.1 at a price of $2.00 per share.

     1.2  Closing

     The closing of the purchase and sale of the Shares shall take place at the offices of Perkins, Coie, 1211 S.W. Fifth Avenue, Suite 1500, Portland, Oregon, at 10:00 a.m., on December 6, 1996, or at such other location and time as the Company and the Investors hereto mutually agree upon (such closing being referred to herein as the "Closing" and such date and time being referred to herein as the "Closing Date"). At the Closing, the Company shall issue and deliver to each Investor a stock certificate or certificates, registered in the name of such Investor, representing the Shares being purchased by such Investor at the Closing. As payment in full for the Shares being purchased by an Investor under this Agreement, and against delivery of the stock certificate or certificates therefor on the Closing Date, each Investor shall deliver to the Company a check payable to the order of the Company in the amount set forth opposite the name of such Investor under the heading "Aggregate Purchase Price" on
Schedule 1.1, or shall transfer such amount to the account of the Company by wire transfer.

Section 2.     Representations and Warranties of the Company

     The Company represents and warrants to the Investors that, except as set forth in the Company's reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act Reports"), the Supplemental Disclosure Schedule attached hereto as
Schedule 2A, or on the Schedule of Exceptions attached hereto as Schedule 2B:

     2.1  Organization, Good Standing and Qualification

     The Company is a corporation duly organized and validly existing under the laws of the State of Nevada and has the requisite corporate power and authority to own and operate its properties and assets and to conduct its business as now conducted and as proposed to be conducted in the future, to execute and deliver this Agreement, to issue and sell the Shares, and to carry out the provisions of this Agreement. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties, prospects or financial condition (a "Material Adverse Effect").

     2.2  Capitalization

     As of September 30, 1996, the authorized capital of the Company consisted of 33,000,000 shares of Common Stock, 9,458,597 shares of which were issued and outstanding, and 3,300,000 shares of which are reserved for issuance to employees, consultants and directors pursuant to stock option plans or other plans or arrangements approved by the Company's Board of Directors (collectively, the "Plan"). Options for 2,266,530 shares of Common Stock have been granted under the Plan; options to purchase 2,213,030 shares of Common Stock were outstanding as of September 30, 1996. The Company has issued, and there were outstanding as of September 30, 1996, warrants to purchase 3,500,150 shares of Common Stock. The Common Stock is described on
Schedule 2.1.

     2.3  Subsidiaries

     The Company does not own or control, directly or indirectly, any interest in any other corporation, association, partnership or other entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

     2.4  Authorization

     All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the transactions contemplated herein, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Shares and any other securities to be issued hereunder (collectively, the "Securities") have been taken or will be taken prior to the Closing Date, and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms.

     2.5  Valid Issuance of Securities

     The Securities, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of any liens or encumbrances created by the Company.

     2.6  Governmental Consents

     No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, regional, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for filings, if any, required pursuant to applicable securities laws, which filings will be made within the required statutory period.

      2.7  Litigation

      There is no action, suit, proceeding, or investigation pending or, to the Company's knowledge, currently threatened against the Company which questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in a Material Adverse Effect, or any change in the current equity ownership of the Company.
 The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no legal action, lawsuit, legal proceeding or investigation related to any of the foregoing by the Company currently pending or which the Company intends to initiate.

      2.8  Permits

      The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default under any of such franchises, permits, licenses or other similar authority.

     2.9  Compliance With Other Instruments

     The Company is not in violation of any provision of its Articles of Incorporation or Bylaws or in violation or default of any provision of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or any provision of any federal or state statute, rule or regulation applicable to the Company, which violation or default would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default or require any consent under or be in conflict with or constitute, with or without the passage of time and giving of notice, either a violation or default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

     2.10 Offering

     Subject in part to the truth and accuracy of the Investors' representations set forth in this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and will have been registered or qualified (or are exempt from registration or qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

     2.11 Disclosure

     The Company has fully provided the Investors with all the information reasonably available to the Company that the Investors have requested for deciding whether to purchase the Securities. This Agreement (including the schedules and exhibits attached hereto) and the 1934 Act Reports when taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made herein and therein not misleading.

     2.12 Title to Property and Assets

     The Company has good and marketable title to its property and assets, free and clear of any material liens, claims or encumbrances. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the Company's knowledge, holds a valid leasehold interest free of any material liens, claims or encumbrances.

     2.13 Employee Benefit Plans

     The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

     2.14 Taxes

     The Company has timely and properly filed all tax returns (federal, state, foreign and local) required to be filed by it in connection with the Company's income. All such returns, when filed, were true, correct and complete in all material respects. All taxes relating to the Company's income, all assessments imposed and all other taxes (federal, state, foreign and local) due and payable on or before the date hereof have been timely paid. The Company has paid all payroll and withholding taxes. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Company, nor are there any actions, suits, proceedings, investigations or claims now pending against the Company in respect of any tax or assessment, or, to the Company's knowledge, any matters under discussion with any federal, state, foreign or local authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority.

     2.15 Labor Agreements and Actions

     Except as set forth in the Schedule of Exceptions, the Company is not bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any employee or labor union, and no labor union has requested or, to the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company.

     2.16 Insurance

     The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated.

     2.17 Environmental, Health and Safety

     The Company has obtained all material permits, licenses, and other authorizations which are required, and otherwise has no liability, under federal, state, and local laws or regulations relating to public health and safety, worker health and safety and pollution or protection of the environment, including laws ("Environmental

Laws") relating to emissions, discharges, releases or threatened releases of hazardous substances, pollutants, contaminants or hazardous or toxic materials or wastes into air, surface water, groundwater, or soil, sediment, lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of hazardous substances, pollutants, contaminants or hazardous or toxic materials or wastes. The Company is in material compliance with all terms and conditions of any and all required permits, licenses, and authorizations, and is in compliance with and has no material liability under any Environmental Laws or any codes, plans, orders, decrees, judgments or notice issued thereunder. Except as disclosed in any Public Report (as defined in Section 2.20), including the financial statements of the Company contained therein, the Company has no liability for cleanup, responsibility for cleanup costs, or damages for personal injury or property damage with respect to air, surface water, soil, groundwater, sediments or land contamination at any site, location or facility.

     2.18 Financial Statements

     The Company has delivered to the Investors its (a) audited financial statements (balance sheet, income statement and statement of cash flows including notes thereto) at December 31, 1995 and for the fiscal year then ended, and (b) unaudited financial statements at March 31, 1996, June 30, 1996, and September 30, 1996 and for the three-month periods then ended (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements present fairly the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (x) liabilities incurred in the ordinary course of business subsequent to September 30, 1996 and (y) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm, or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

     2.19 Changes

     To the Company's knowledge and except for transactions contemplated herein, since September 30, 1996, there has not been any change in the assets, liabilities, financial condition, or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse to the Company, its business properties, prospects or financial condition.

     2.20 Filings with the Securities and Exchange Commission and Compliance with Securities Laws

     The Company's Annual Reports on Form 10-KSB, as amended, for the fiscal years ended December 31, 1993, 1994 and 1995, respectively, and its Quarterly Reports on Form 10-QSB for the fiscal quarters ending March 31, 1996, June 30, 1996, and September 30, 1996 (each, a "Public Report"), as of their respective filing dates with the Securities and Exchange Commission (the "Commission"), (a) complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and (b) except with respect to statements of third parties contained in any exhibits, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All such Public Reports were timely filed. Copies of the Public Reports have been delivered to each Investor.

Section 3.     Representations and Warranties of the
               Investors and William Gerry

     Each Investor hereby represents and warrants to the Company that:

     3.1  Enforceability

     This Agreement constitutes a valid and legally binding obligation of such Investor, enforceable in accordance with its terms.

     3.2  Purchase Entirely for Own Account

     This Agreement is made with such Investor in reliance upon such Investor's representation to the Company, which, by such Investor's execution of this Agreement, such Investor hereby confirms, that the securities to be received by such Investor will be acquired for investment for such Investor's own account and not with a view to the distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act or applicable state securities laws.

     3.3  Disclosure of Information; Due Diligence

     Such Investor represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the Company regarding its business and affairs. Such Investor represents that he, she or it (a) is relying solely on the information and representations and warranties of the Company contained in this Agreement and the Public Reports and (b) on no other information, representation or warranty (including, without limitation, any information or statement contained in the Business Plan Overview prepared by Kriegsman Group), in connection with such Investor's decision to enter into this Agreement and to purchase the securities to be purchased hereunder.

     3.4  Investment Experience; Accredited Investor Status

     Such Investor can bear the economic risk of this investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that such Investor is capable of evaluating the merits and risks of the investment in the securities to be purchased hereunder. Such Investor understands that the securities to be purchased hereunder have not been registered under the Securities Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance on such exemptions is predicated upon the accuracy of such Investor's representations and warranties in this Section 3. The Investor is familiar with Regulation D promulgated under the Securities Act (Regulation D) and is either (a) an "accredited investor" as defined in Rule 501(a) of Regulation D or represented by William Gerry, a purchaser representative who meets the requirements of Rule 501(h) of Regulation D and, together with such purchaser representative, has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of this investment.

     3.5  Restricted Securities

     Such Investor understands that the securities to be purchased hereunder are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Investor represents that it is familiar with Rule 144, as currently in effect under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.

     3.6  Legend

     It is understood that the certificates evidencing the securities to be purchased hereunder may bear the following legend for a period of three years from the Closing date:

    THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (ii) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (iii) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

     3.7  Residency

     For purposes of the application of state securities laws, such Investor represents that he, she or it is a resident of the state set forth under such Investor's name on the signature pages hereof.

     3.8  Payment of Commission

     Investors are aware that William Gerry is receiving a commission from the Issuer in connection with this Stock Purchase Agreement.

     3.9  Purchaser Representative

     William Gerry represents and warrants to the Company that he is a purchaser representative who meets the requirements of Rule 501(h) of Regulation D.

Section 4.     Conditions of Investors' Obligations at the Closing.

     The obligations of the Investors under Section 1.1 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

     4.1  Representations and Warranties

     The representations and warranties contained in Section 2 hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date.

     4.2  Performance

     The Company shall have performed and complied with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

     4.3  Corporate Documents

     The Company shall have delivered to the Investors or special counsel to the Investors, copies of all corporate documents of the Company as the Investors shall reasonably request.

     4.4  Delivery of Shares

     The Company shall have delivered to each Investor at the Closing a stock certificate representing the Shares to be purchased by such Investor.

     4.5  Consents, Permits and Waivers

     The Company and the Investors shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement (except for such as may be properly obtained subsequent to the Closing).

     4.6  Qualifications

     The offer, sale and issuance of the Shares to the Investors pursuant to this Agreement shall be qualified or exempt from qualification under all applicable federal and state securities laws.

     4.7  Opinion of Company Counsel

     The Investors shall have received from Perkins Coie, counsel for the Company, an opinion, dated as of the Closing Date, in substantially the form of Schedule 4.7 attached hereto.

     4.8  Material Adverse Occurrence

     There shall not have occurred any event or condition of any character that might, in the reasonable opinion of the Investors, result in a Material Adverse Effect.

     4.9  Compliance Certificate

     The President of the Company shall have delivered to the Investors at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

Section 5. Conditions of the Company's Obligations to the Investors at the Closing

     The obligations of the Company to the Investors under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

     5.1  Representations and Warranties

     The representations and warranties of the Investors contained in Section 3 shall be true in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made as of the date of the Closing.

     5.2  Payment of Purchase Price

     Each Investor shall have delivered the Aggregate Purchase Price for the Shares to be purchased by such Investor as set forth in Schedule 1.1 hereto, in same-day funds.

     5.3  Securities Laws Qualification

     The offer and sale to the Investors of the Shares shall be qualified or exempt from qualification under all applicable federal and state securities laws, which qualification or exemption the Company shall have exercised its best efforts to obtain.

     5.4  Performance

     The Investors shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

Section 6.     Registration Rights

     The Company covenants and agrees as follows:

     6.1  Definitions

     For purposes of this Section 6:

          (a) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document by the Securities and Exchange Commission ("SEC").

          (b) The term "Registrable Securities" means (i) the Shares sold hereby and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of the Securities; provided, however, that shares of Common Stock shall no longer be treated as Registrable Securities after they
(x) have been sold (A) to or through a broker, dealer or underwriter in a public distribution or a public securities transaction, whether in a registered offering or pursuant to Rule 144, or (B) by a person in a transaction in which its rights under this Section 6 are not assigned or (y) are eligible for resale under Rule 144.

          (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then convertible securities that upon issuance would be, Registrable Securities.

          (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 6.10 hereof.

     6.2  Request for Registration

          (a) If the Company shall receive at any time after the date six months after the Closing Date a written request from the Holders of at least 50% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering at least 40% of the Registrable Securities then outstanding, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of Section 6.2(b), effect as soon as practicable, and in any event shall use its best efforts to effect within 120 days of the receipt of such request, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered within 20 days of the mailing of such notice by the Company.

          (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 6.2 and the Company shall include such information in the written notice referred to in Section 6.2(a). In such event, the right of any Holder to include his or her Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by Initiating Holders holding a majority of the Registrable Securities to be included in the registration and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Initiating Holders holding a majority of the Registrable Securities to be included in the registration. Such underwriter or underwriters shall be reasonably acceptable to the Company.

     Notwithstanding any other provision of this Section 6.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

          (c) The Company is obligated to effect only one such registration pursuant to this Section 6.2.

          (d) Notwithstanding the foregoing, (i) the Company shall not be obligated to effect a registration pursuant to this Section 6.2 during the period starting with the date of the Company's filing of, and ending on the date 120 days following the effective date of, a registration statement pertaining to an underwritten public offering of securities for the account of the Company, provided the Company is at all times during such period diligently pursuing such registration and (ii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 6.2, a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would interfere with any material transaction then being pursued by the Company for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that this right to delay any requested registration shall not be utilized more than once in any 12-month period.

     6.3  Obligations of the Company

     Whenever required under this Section 6 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby determined as provided hereafter.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them and covered by such registration statement.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of any of the states of Florida, Georgia, New Jersey, New York, Oregon and Washington as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states.

          (e) Enter into customary agreements (including, if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities to be so included in the registration statement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

          (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 6, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 6, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          (h) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

          (i) Use its best efforts to list the Restricted Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed.

For purposes of Sections 6.3(a) and (b), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and six months after the effective date thereof.

     6.4  Furnish Information

     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 6 with respect to the Registrable Securities of any selling Holder, that such Holder shall furnish to the Company such information regarding it, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities and to execute such documents in connection with such registration as the Company may reasonably request.

     6.5  Expenses of Registration

     All expenses, other than underwriting discounts and commissions relating to Registrable Securities, incurred in connection with registrations, filings or qualifications pursuant to Section 6.2, including, without limitation, all registration, filing and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one special counsel for the selling Holders selected by them, shall be borne by the Company. The Holders shall bear and pay the underwriting discounts and commissions applicable to securities offered for their account, together with all fees and disbursements of counsel for the selling Holders beyond the reasonable fees and disbursements of one special counsel for the selling Holders, selected by them, in connection with any registrations, filings and qualifications made pursuant to Section 6.2 of this Agreement.

     6.6  Indemnification

     In the event any Registrable Securities are included in a registration statement under this Section 6:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors, employees and agents of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several and including, without limitation, reasonable attorneys' fees and expenses) to which any of them may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, partner, officer, director, employee or agent, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities in such registration statement and any partner, officer, director, or controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several and including, without limitation, reasonable attorneys' fees and expenses) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (but only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 6.6(b) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 6.6(b) exceed the gross proceeds from the offering received by such Holder.

          (c)  Promptly after receipt by an indemnified party under this
Section 6.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.6.

               (d) If the indemnification provided for in this Section 6.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall, to the extent permitted by applicable law, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (e)  The obligations of the Company and Holders under this Section
6.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 6, and otherwise.

     6.7  Reports Under Securities Exchange Act of 1934

     With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144;

          (b) use it best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

          (c) furnish to any Holder forthwith upon request, so long as the Holder owns any Registrable Securities, (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents filed by the Company with the SEC or distributed to shareholders and (iii) such other information as the Holder may reasonably request in availing such Holder of any SEC rule or regulation allowing such Holder to sell any Registrable Securities without registration.

Section 7.     Covenants of the Company and the Investors

        7.1    Insurance

     The Company agrees to maintain valid policies of workers' compensation insurance and of insurance with respect to its properties and business of the kinds and in amounts not less than is customarily obtained by corporations engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.

        7.2    Price Protection

          (a) If the average reported last sale price of Common Stock for the 20 business days immediately preceding the date which is the first anniversary of the Closing Date (the "Average Price"), is less than $2.00 per share (the "Purchase Price"), as adjusted as set forth below, the Company shall promptly issue to each Investor, without the payment of any additional consideration by such Investor, additional shares of Common Stock in an amount equal to the difference between (x) the quotient resulting from dividing (A) the aggregate purchase price set forth opposite the name of such Investor under the heading "Aggregate Purchase Price" on Schedule 1.1 attached hereto by (B) the Average Price and (y) an amount (the "Base Number of Shares"), subject to adjustment as set forth below, originally equal to the number of Shares set forth opposite the name of such Investor under the heading "Number of Shares to be Purchased" on Schedule 1.1. No fractional shares or scrip representing fractional shares shall be issued in connection with the rights described in this Section.

          (b) It is understood that the certificates evidencing any securities issued under this Section 7.2 shall bear the legend set forth in
Section 3.6.

          (c) No Investor shall, solely by virtue of this Section 7.2, have any of the rights of a holder of Common Stock of the Company, either at law or equity, with respect to any securities which may be issued under this Section until such securities are issued to such Investor, at which time such Investor shall be deemed the holder of record o such securities for all purposes.

          (d) No Investor may assign, sell, transfer or otherwise dispose of any of such Investor's rights set forth in this Section 7.2 without the assignment, sale, transfer or other disposition of all of such Investor's Shares.

          (e) For purposes of this Section 7.2, the Purchase Price and the Base Number of Shares under this Section for a given Investor are subject to adjustment from time to time as follows:

              (i) If the Company, at any time prior to the Anniversary Date, shall split, subdivide or combine the securities as to which rights under this Section 7.2 exist, into a different number of securities of the same class, the Purchase Price and the Base Number of Shares shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

              (ii) If the Company, at any time prior to the Anniversary Date, by reclassification of securities or otherwise, shall change any of the securities as to which rights under this Section 7.2 exist into the same or a different number of securities of any other class or classes, the rights granted to the Investors under this Section 7.2 shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the rights under this Section 7.2 immediately prior to such reclassification or other change and the Purchase Price and the Base Number of shares shall be appropriately adjusted.

              (iii) Upon the occurrence of each adjustment or readjustment pursuant to this Section 7.2(e), the Company shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Investor a certificate setting forth such adjustment or readjustments.

     7.3  Use of Proceeds

     The Company shall use the proceeds from the sale of the Securities for working capital.

     7.4  No Trading in the Company's Stock

     Each Investor agrees that, during the 35 business days immediately preceding the first anniversary of the Closing Date, such Investor will not directly or indirectly in any way dispose of any equity security of the Company or any debt or equity security or other instrument convertible into or exercisable for any equity security of the Company without the prior written consent of the Company.

Section 8.     Miscellaneous

        8.1    Survival of Warranties

     The warranties, representations and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date.

     8.2  Successors and Assigns

     Except to the extent that the application of certain provisions of this Agreement to transferees and assignees of the Securities is expressly limited, the provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     8.3  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

     8.4  Counterparts

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.5  Titles and Subtitles

     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     8.6  Notices

     All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by telex, facsimile or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered five (5) days after deposit with the U.S. Postal Service, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the Company, at the address set forth below, or to any of the Investors, care of William Gerry, Hammershlag Kempner & Co.,
11 West 42nd Street, New York, New York  10036:

     If to the Company, to it at:       Athena Medical Corporation
                                        Suite J-5, 10180 SW Nimbus Avenue
                                        Portland, OR  97223
                                        Attention:  William H. Fleming
                                        Facsimile No.:  (503) 639-3674

     With a copy to:                    Perkins Coie
                                        1211 SW Fifth Avenue
                                        Suite 1500
                                        Portland, OR  97204
                                        Attention:  Patrick J. Simpson
                                        Facsimile No.:  (503) 727-2222

     8.7  Expenses; Attorneys' Fees

     Each of the Company and the Investors shall be responsible for payment of legal fees incurred by such parties in connection with the transaction contemplated by this Agreement.

     8.8  Amendments and Waivers

     After the Closing, any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least two-thirds of the Securities.

     8.9  Severability

     If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     8.10 Entire Agreement

     This Agreement and the other documents delivered at the Closing constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have executed this STOCK PURCHASE AGREEMENT as of the date first above written.

                             ATHENA MEDICAL CORPORATION


                             By:
                                ------------------------------
                             Name:
                             Title:


                             INVESTORS:

                             SUNBELT INVESTMENTS
                             by W. S. FARISH & CO.


                             By:
                                    --------------------------
                             Name:  Terry W. Ward

                             Address:  W. S. Farish & Co.
                                       Suite 1200
                                       1100 Louisiana
                                       Houston, TX  77002




                             W. S. FARISH & CO. F/B/O
                             EDWARD H. GERRY

                             By:
                                    ---------------------------
                             Name:  Terry W. Ward

                             Address:  W. S. Farish & Co.
                                       Suite 1200
                                       1100 Louisiana
                                       Houston, TX  77002


                             W. S. FARISH & CO. F/B/O
                             MARTHA F. GERRY


                             By:
                                    ---------------------------
                             Name:  Terry W. Ward

                             Address:  W. S. Farish & Co.
                                       Suite 1200
                                       1100 Louisiana
                                       Houston, TX  77002


                             W. S. FARISH & CO. F/B/O
                             HENRY A. GERRY


                             By:
                                    ---------------------------
                             Name:  Terry W. Ward

                             Address:  W. S. Farish & Co.
                                       Suite 1200
                                       1100 Louisiana
                                       Houston, TX  77002

                             W. S. FARISH & CO. F/B/O
                             CORNELIA G. CORBETT


                             By:
                                    ---------------------------
                             Name:  Terry W. Ward

                             Address:  W. S. Farish & Co.
                                       Suite 1200
                                       1100 Louisiana
                                       Houston, TX  77002


                             TRUST U/I DATED 10/29/74 F/B/O HEATHER
                             G. CORBETT ET AL


                             By:
                                    ---------------------------
                             Name:  William Gerry, Trustee

                             Address:  Hammershlag Kempner & Co.
                                       11 West 42nd Street
                                       New York, New York  10036


                             GERRY-CORBETT FOUNDATION

                             By:
                                    ---------------------------
                             Name:  William Gerry

                             Address:  1043 Guisando Drive
                                       Tampa, Florida  33613

                             HEATHER G. CORBETT


                             By:
                                    ---------------------------
                             Name:  William Gerry

                             Address:  1043 Guisando Drive
                                       Tampa, Florida  33613


                             CORNELIA H. CORBETT


                             By:
                                    ---------------------------
                             Name:  William Gerry

                             Address:  1043 Guisando Drive
                                       Tampa, Florida  33613


                             CARL L. KEMPNER SR. AND JOHN STERN
                             TRUSTEES, HAMMERSHLAG KEMPNER
                             SAVINGS & INVESTMENT PLAN DATED
                             1/1/84 F/B/O WILLIAM F. GERRY


                             By:
                                    ---------------------------
                             Name:  William Gerry, Trustee

                             Address:  Hammershlag Kempner & Co.
                                       11 West 42nd Street
                                       New York, New York  10036

                             W. F. GERRY TRUSTEE F/B/O CORNELIA H.
                             CORBETT TRUST #3 U/I DATED 1/12/83


                             By:
                                    ---------------------------
                             Name:  William Gerry, Trustee

                             Address:  Hammershlag Kempner & Co.
                                       11 West 42nd Street
                                       New York, New York  10036


                             W. F. GERRY TRUSTEE F/B/O ALYDA M.
                             CORBETT TRUST #3 U/I DATED 1/12/83


                             By:
                                    ---------------------------
                             Name:  William Gerry, Trustee

                             Address:  Hammershlag Kempner & Co.
                                       11 West 42nd Street
                                       New York, New York  10036


                             W. F. GERRY TRUSTEE F/B/O RICHARD F.
                             CORBETT TRUST #3 U/I DATED 12/22/82


                             By:
                                    ---------------------------
                             Name:  William Gerry, Trustee

                             Address:  Hammershlag Kempner & Co.
                                       11 West 42nd Street
                                       New York, New York  10036

                             WILLIAM GERRY, CUSTODIAN FOR E. T.
                             GERRY SPECIAL #9


                             By:
                                    ---------------------------
                             Name:  William Gerry, Trustee

                             Address:  Hammershlag Kempner & Co.
                                       11 West 42nd Street
                                       New York, New York  10036

                             WILLIAM GERRY, CUSTODIAN FOR E. T.
                             GERRY SPECIAL #10


                             By:
                                    ---------------------------
                             Name:  William Gerry, Trustee

                             Address:  Hammershlag Kempner & Co.
                                       11 West 42nd Street
                                       New York, New York  10036

                                  SCHEDULE 1.1

                              Securities Purchased



                            Number of Shares        Aggregate
Investors                   to be Purchased       Purchase Price
---------                   ---------------       --------------



Sunbelt Investments              50,000              $100,000

W. S. Farish & Co. F/B/O         25,000              $ 50,000
Edward H. Gerry

W. S. Farish & Co. F/B/O         25,000              $ 50,000
Martha F. Gerry

W. S. Farish & Co. F/B/O         25,000              $ 50,000
Henry A. Gerry

W. S. Farish & Co. F/B/O         12,500              $ 25,000
Cornelia G. Corbett

Trust U/I dated 10/29/74         25,000              $ 50,000
F/B/O Heather G. Corbett
et al

Gerry-Corbett Foundation         12,500              $ 25,000

Heather G. Corbett               12,500              $ 25,000

Cornelia H. Corbett               6,250              $ 12,500

Carl L. Kempner Sr. and           6,250              $ 12,500
John Stern Trustees,
Hammershlag Kempner
Savings & Investment Plan
dated 1/1/84 F/B/O
William F. Gerry

W. F. Gerry Trustee F/B/O         5,000              $ 10,000
Cornelia H. Corbett Trust
#3 U/I dated 1/12/83

W. F. Gerry Trustee F/B/O         5,000              $ 10,000
Alyda M. Corbett Trust #3
U/.I dated 1/12/83

W. F. Gerry Trustee F/B/O         5,000              $ 10,000
Richard F. Corbett Trust #3
U/I dated 12/22/82

William Gerry, Custodian          5,000              $ 10,000
for E. T. Gerry Special #9

William Gerry, Custodian          5,000              $ 10,000
for E. T. Gerry Special #10     -------              --------

     Totals:                    225,000              $450,000
                                -------              --------
                                -------              --------

                                   SCHEDULE 2A
                      SUPPLEMENTAL DISCLOSURE SCHEDULE

                                                      December 6, 1996

     This Supplemental Disclosure Schedule has been prepared and delivered in connection with the Stock Purchase Agreement, dated as of the date hereof (the "Agreement"), between ATHENA MEDICAL CORPORATION (the "Company") and the persons identified on the signature page of the Agreement (collectively, the "Investors"). Certain matters are described in this Supplemental Disclosure Schedule for information purposes notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they are not required to be listed by the terms of the Agreement. In no event shall the inclusion of such matters in this Supplemental Disclosure Schedule be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in the Agreement. Any matter referred to in this Supplemental Disclosure Schedule shall be deemed to be referred to in all Sections of the Schedule of Exceptions attached as Schedule 2B to the Agreement, to the extent applicable, whether or not there is an express cross-reference and, in accepting delivery of this Supplemental Disclosure Schedule, each Investor acknowledges that he, she or it is on notice as to any matter set forth in this Supplemental Disclosure Schedule. Neither the delivery of this Supplemental Disclosure Schedule nor any sale made under the Agreement shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dated hereof or that the information contained herein is correct as of any time subsequent to the date hereof. Except as otherwise defined herein, capitalized terms used herein have the meanings assigned in the Agreement.

                         ---------------------------


1. Change in Executive Management

     In September 1996, John Perry resigned as the Chief Executive Officer of the Company. He remains with the Company as General Manager of the Florida Division.

2. China

     The Company has received purchase orders from a distributor in China for Fresh'n Fit Padette totaling approximately $1.2 million. The Company ships against such orders upon receipt of a letter of credit. The Company has shipped one order to

China totaling approximately $160,000. The other orders were scheduled to be shipped in the third and fourth quarters of 1996. The Company has not received letters of credit for these shipments. The Company has been informed that the Padette has been placed on the shelves of more than 200 retail stores in the Shanghai-Pudong region. Although sales of the product have occurred, the Company has not received any specific sales data or orders for additional product. The Company has no reason to believe that additional product will be ordered by the distributor. The Company has no present plans to replace the distributor.

3. Florida Roll-Out

     The Padette is carried by more than 350 Walgreen stores in Florida. It is also available at certain FedMart, Rexall, Discount Drugs and other retail stores in Florida. Sales of the Padette product to date in Florida have been modest, with sales of $40,000 since its introduction in June 1996. The Company believes that insufficient marketing support, including lack of advertising, is the primary reason sales have not been higher. If the Company is successful in raising additional funds, the Company intends to increase its marketing efforts in Florida by means of newspaper advertising, light mailings of its Padette product to potential users, restocking physicians' offices with the product and by having representatives of the Company attend women's fairs in the area. There can be no assurance that the Company's marketing and promotional activities will be successful in increasing sales of the Padette product or that demand for the product will expand.

4. Private Placement Financing

     In June 1996, the company announced that it had engaged Sands Brothers & Co., Ltd. to act as placement agent in connection with a proposed private placement of approximately $7-10 million in equity securities and that net proceeds of the private placement would be used principally to fund the Company's roll-out of products in the Southeastern region of the United States, development of foreign markets and for research and development of additional products. Although the Company is pursuing such financing, the Company and Sands Brothers have not yet been able to arrange for the sale of such amount of securities and the financing may not be completed in those amounts or at all. The Company expects to use the net proceeds of the sale of common stock pursuant to the Agreement to fund its operations until additional financing is obtained.

     The Company's operations to date have consumed substantial and increasing amounts of cash. (See the Company's financial statements contained in the 1934 Act Reports.) The Company has in the past financed its growth and operations principally through private placements of equity securities. The continued development and commercialization of the Company's current and proposed products will require a commitment of substantial funds. The Company believes that its existing capital resources and , the net proceeds from the sale of its common stock pursuant to the Agreement will enable the Company to maintain its current and planned operating levels into the first quarter of 1997. Thereafter, the Company will need to raise additional capital to fund its operations. The Company may seek such additional funding through public or private equity or debt financings. If additional funds are raised by issuing equity securities, further dilution to shareholders may result. There can be no assurance that additional funds can be obtained on acceptable terms, or at all. If the Company is unable to raise additional funds, the Company will be materially adversely affected and may not be able to continue to operate.

5. Additional Product

     In September 1996, the Company received clearance from the U.S. Food and Drug Administration to market a one-step visual home pregnancy test called Affirm. The Company has no definite schedule to market the Affirm pregnancy test. In spite of the FDA clearance, the Company's ability to commercialize this product successfully is subject to the risks inherent in new products. These risks include uncertainties whether the product, once developed, can be successfully manufactured and marketed or will be commercially successful. Moreover, the costs of developing and introducing new products cannot be reliably forecast and may substantially exceed the Company's expectations and financial resources. Delays in development of the Affirm product may result in a later than anticipated introduction, which could have a material adverse effect on the Company. There can be no assurance that the Company will be successful in commercializing the Affirm product.

                               SCHEDULE 2B
                         SCHEDULE OF EXCEPTIONS
                                 None.

                                    SCHEDULE 2.1
                             DESCRIPTION OF SECURITIES

     Common Stock

     Holders of Common Stock are entitled to receive dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor and to one vote per share on all matters on which the holders of Common Stock are entitled to vote. The current policy of the Company is to retain earnings to provide funds for the operation and expansion of its business. The Company has never paid any cash dividends, and the Board of Directors does not anticipate paying cash dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, future capital needs and the Company's operating and financial condition, among other factors. Holders of Common Stock do not have any cumulative voting rights or conversion, pre-emptive, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the Company's assets, if any, remaining after the payment of all liabilities of the Company.

     Certain Antidilution Rights

     Holders of Common Stock who owned shares of Common Stock on February 17, 1994 have the right to receive additional shares of Common Stock (without consideration) sufficient to maintain their percentage ownership if the Company issues Common Stock (or warrants or options to acquire Common Stock) on or after February 17, 1994 and before February 17, 1997 at a price of less than $.40 per share. No other holders of Common Stock have antidilution rights.

     Change in Control

     The Nevada Control Share Acquisition Act places certain restrictions on acquisition of control shares, similar to those found in other jurisdictions. The Company has opted, as permitted by Nevada law, to provide in its bylaws that this Act does not apply to acquisition of shares of the Company's stock. The Company's articles and bylaws do not contain any provisions that would delay, defer or prevent a change in control of the Company.

                                SCHEDULE 4.7
                           Form of Legal Opinion


To the Investors Listed on Schedule A

Re:  Athena Medical Corporation

Ladies and Gentlemen:

     We have acted as counsel to Athena Medical Corporation (the "Company") in connection with the issuance, sale and delivery of ____ shares of its Common Stock, par value $0.01 per share (the "Shares"), pursuant to a Stock Purchase Agreement (the "Agreement"), dated as of December __, 1996, among the Company and the investors identified in the Agreement (the "Investors"). This opinion is rendered pursuant to Section 4.7 of the Agreement. Capitalized terms used herein, not otherwise defined herein, shall have the meanings assigned to them in the Agreement.

     We have examined the originals or certified, conformed or photostatic copies of records, agreements, instruments and documents and have made such other investigation as we have deemed relevant or necessary as a basis for the opinions expressed herein. We have assumed without investigation the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies. As to various questions of fact relevant to this opinion, we have relied on certificates of public officials and statements or certificates of officers or representatives of the Company.

     We have also assumed that the parties to the Agreement other than the Company have the power to enter into and perform their obligations under the Agreement and that the Agreement has been duly authorized, executed and delivered by, is valid and binding upon, and is enforceable in accordance with its terms against, such parties. We have further assumed that the representations and warranties made by the Investors in the Agreement are true and correct and that the representations and warranties as to factual matters made by the Company in the Agreement are true and correct.

     Whenever a statement herein is qualified by the phrase "to our knowledge," it is intended to indicate that, during the course of our representation of the Company, no information that would give us actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys in this firm who have rendered legal

To the Investors Listed
  on Schedule A
-----------------------
Page 2


services to the Company in connection with the transactions contemplated by the Agreement.

     Based on the foregoing, and subject to the limitations set forth above and below, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada, and the Company has the requisite corporate power and authority to conduct its business as now conducted and as proposed to be conducted in the future.

     2. The Company has the requisite corporate power and authority to execute, deliver and perform the Agreement. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of the Agreement, the performance of all obligations of the Company thereunder and the authorization, issuance and delivery of the Shares have been taken and the Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes valid and legally binding obligations of the Company, enforceable in accordance with its terms.

     3. The Shares, when issued, sold and delivered in accordance with the terms of the Agreement for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable.

     4.   The authorized capital stock of the Company is as follows:

          (i) Stock. _________ shares of Common Stock, __________ shares of which have been authorized, issued and outstanding.

5. The execution, delivery, performance and compliance with the terms of the Agreement and the Collateral Agreements by the Company do not violate any provision of any applicable federal or state law, rule or regulation or any provision of the Company's Restated Articles of Incorporation or Restated Bylaws, or, to our knowledge, any judgment, writ, decree or order directed specifically to and binding upon the Company and, to our knowledge, do not conflict with, require any consent under or constitute a breach or default under the provision of any material agreement to which the Company is a party or by which it is bound.

To the Investors Listed
  on Schedule A
___________________
Page 3


     The opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

     A. We express no opinion as to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law relating to or affecting the relief of debtors or the rights and remedies of creditors generally.

     B. We express no opinion as to compliance by the Company with any federal or state securities laws, rules and regulations.

     C. We express no opinion as to limitations imposed by state law, federal law or general equitable principles (i) upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement, (ii) upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law, or (iii) upon rights of indemnification and contribution in respect of federal and state securities matters.

     We are members of the Bar of the State of Oregon and our opinions expressed herein are limited to the laws of the State of Oregon and the federal laws of the United States, and we do not express any opinion herein concerning the laws of any other jurisdiction.

The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any undertaking or obligation to advise you of any changes which may occur after the date hereof which would affect this opinion. The opinions expressed herein are for the benefit of and may be relied upon only by you, and then solely in connection with the closing of the transactions contemplated by the Agreement. Neither these opinions nor any extract herefrom or reference hereto shall be published or furnished to, quoted to, or relied upon by any other person for any other purpose without our express written permission.


                                     Very truly yours,



                                     PERKINS COIE

                                 SCHEDULE A











                                      1